EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into the Registration Statement and related prospectus of our report dated August 16, 2004, with respect to the consolidated financial statements and schedule of Sysco Corporation and its subsidiaries included in its Annual Report (Form 10-K) for the year ended July 3, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 22, 2005